Exhibit 99

Viad Corp Delivers Strong First Quarter 2017 Results

Earnings per Share Growth Exceeds Guidance

Continued Positive Momentum at Both Business Groups

PHOENIX, April 27, 2017 -- Viad Corp (NYSE: VVI) today announced first quarter 2017 results that exceeded expectations driven by outperformance at GES. Both business groups executed well during the quarter and posted strong year-over-year revenue growth.

	Q1 2017	Q1 2016	y-o-y Change
$ in millions, except per share data
Revenue	$325.8	$241.4	35.0%
Organic Revenue*	311.7	239.5	30.1%

Net Income (Loss) Attributable to Viad	$6.8	$(7.0)	**
Income (Loss) Before Other Items*	6.7	(6.0)	**
Income (Loss) Before Other Items per Share*	0.33	(0.30)	**

Adjusted Segment Operating Income (Loss)*	$13.6	$(6.2)	**
Adjusted Segment EBITDA*	25.7	2.1	**

** Change is greater than 100%.

•	Revenue of $325.8 million increased 35.0% ($84.4 million) year-over-year, or 30.1% ($72.2 million) on an organic basis (which excludes the impact of acquisitions and exchange rate variances).
o	The organic revenue growth primarily reflects positive show rotation at GES and underlying growth at both business groups.
o

The acquisitions of ON Services (August 2016), FlyOver Canada (December 2016), CATC (March 2016) and the Poken event visitor engagement technology (March 2017) contributed incremental revenue of $19.0 million.

o	Exchange rate variances had an unfavorable impact on revenue of $4.9 million.
•	Adjusted segment operating income, adjusted segment EBITDA and income before other items improved compared to the prior year quarter primarily due to high flow through on the increase in revenue.

Steve Moster, president and chief executive officer, commented, “2017 is off to a solid start with GES exceeding our prior guidance and Pursuit coming in near the high-end of guidance.  We continue to see favorable trends in our industries and positive momentum in both business groups as we execute against our strategic growth plans.  With a strong first quarter behind us, we remain focused on delivering our full-year financial targets.”

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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GES Results

Moster said, “GES’ growth during the first quarter was driven by positive show-rotation, underlying growth at both our U.S. and International segments and contributions from our acquisition of ON Services. Our team did a great job driving strong flow through on this additional revenue to achieve an adjusted segment EBITDA margin of 10.1% for the quarter. In addition, our investments in audio-visual and event technology continue to offer meaningful growth opportunities. This past quarter we renewed two major show organizer contracts with a broader suite of services and we had numerous corporate event wins.  I am very pleased with the progress we have made to position GES as the preferred global, full-service provider of live events and the strong financial results our efforts are driving.”

	Q1 2017	Q1 2016	y-o-y Change
$ in millions
Revenue	$317.9	$236.1	34.6%
U.S. Organic Revenue*	239.8	181.9	31.8%
International Organic Revenue*	68.9	54.1	27.4%

Adjusted Segment Operating Income*	$23.1	$0.3	**
Adjusted Segment Operating Margin*	7.3%	0.1%	720 bps

Adjusted Segment EBITDA*	$32.2	$6.9	**
Adjusted Segment EBITDA Margin*	10.1%	2.9%	720 bps

Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(1)			4.1%
U.S. Show Rotation Revenue Change (approx.)(2)			$52
International Show Rotation Revenue Change (approx.)(2)			$3

(1)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 38.5% of GES’ U.S. organic revenue during the 2017 first quarter.

(2)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.

** Change is greater than 100% or 1,000 basis points.

•

GES revenue of $317.9 million increased 34.6% ($81.7 million) year-over-year.  On an organic basis, which excludes the impact of acquisitions and exchange rate variances, revenue increased 30.4% ($71.1 million).

o	U.S. organic revenue increased 31.8% ($57.9 million) primarily due to positive show rotation of approximately $52 million, U.S. base same-show revenue growth of 4.1% and new business wins.
o	International organic revenue increased 27.4% ($14.8 million) from the prior year quarter, primarily due to new business wins, positive show rotation of approximately $3 million and same show growth.
•	GES adjusted segment operating income of $23.1 million* increased $22.8 million year-over-year, and $23.1 million on an organic basis.
o	U.S. organic adjusted segment operating income of $21.4 million* increased $20.5 million, primarily due to higher revenue and strong operating leverage.
o	International organic adjusted segment operating income of $2.0 million* increased $2.6 million, primarily due to higher revenue.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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•

The acquisitions of ON Services and the Poken event visitor engagement technology contributed revenue of $17.5 million, an adjusted segment operating loss of $0.4 million* and adjusted segment EBITDA of $2.3 million* during the 2017 first quarter.

Pursuit Results

Moster said, “Pursuit delivered solid results for its seasonally slow first quarter.  The newly renovated Banff Gondola and our recent acquisition of FlyOver Canada are both performing well.  Additionally, we are making good progress working with our insurance carrier to finalize our property and business interruption insurance claims for the Mount Royal Hotel fire and we continue to develop plans to re-open the hotel with an upgraded guest experience.  We are looking forward to a strong peak season for Pursuit with the Canadian national parks celebrating their 150th anniversary and our leading attraction, the Banff Gondola, fully operational.”

	Q1 2017	Q1 2016	y-o-y Change
$ in millions
Revenue	$7.9	$5.2	51.9%
Organic Revenue*	6.3	5.2	20.7%

Adjusted Segment Operating Loss*	$(10.0)	$(6.5)	53.2%
Adjusted Segment Operating Margin*	**	**	**

Adjusted Segment EBITDA*	$(7.0)	$(4.8)	45.3%
Adjusted Segment EBITDA Margin*	-87.9%	-91.9%	400 bps

Key Performance Indicators:
Same-Store RevPAR(1)	$48	$40	20.0%
Same-Store Room Nights Available(1)	27,720	27,846	-0.5%
Same-Store Passengers(2)	54,002	—	**
Same-Store Revenue per Passenger(2)	$39	$—	**

(1)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable Pursuit properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad and operating for the entirety of both periods. Accordingly, the first quarter comparisons exclude CATC and the Mount Royal Hotel.

(2)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable Pursuit attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.  Accordingly, the first quarter comparisons exclude CATC and FlyOver Canada. Same-store passengers and revenue per passenger reported above include only the Banff Gondola, which was closed for renovations during the 2016 first quarter.

** Change is greater than 100% or 1,000 basis points.

•

Pursuit revenue of $7.9 million increased $2.7 million (51.9%) year-over-year. On an organic basis, which excludes the impact of acquisitions and exchange rate variances, revenue increased $1.1 million (20.7%) primarily as a result of the re-opening of the Banff Gondola, which more than offset the closure of the Mount Royal Hotel.

•

Pursuit adjusted segment operating loss of $10.0 million* increased $3.5 million year-over-year, primarily due to a full quarter of seasonal losses from CATC. On an organic basis, the operating loss increased $0.9 million primarily due to higher repairs and maintenance costs incurred during the quarter and the timing of certain other expenses.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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•

The acquisitions of CATC and FlyOver Canada contributed revenue of $1.5 million, an adjusted segment operating loss of $3.1 million* and negative adjusted segment EBITDA of $1.9 million* during the quarter primarily reflecting seasonal losses at CATC.

Mount Royal Hotel Fire Update

On December 29, 2016, the Mount Royal Hotel was damaged by a fire and has been closed until further notice.  In the fourth quarter of 2016, as a result of the fire, Viad recorded an asset impairment loss of $2.2 million and an offsetting impairment recovery (and related insurance receivable) as the losses related to the fire are covered by Viad’s property and business interruption insurance.

During the first quarter of 2017, Viad received $5.3 million in insurance proceeds as a partial settlement, of which $2.2 million was allocated to the insurance receivable, $2.4 million was recorded as an impairment recovery related to construction-in-progress costs incurred to re-open the hotel and $0.6 million was recorded as contra-expense to offset non-capitalizable costs incurred by the Company. After allocating the insurance proceeds to those losses, the remaining $0.1 million was recorded as a business interruption gain for the recovery of lost profits.

Viad received an additional partial settlement payment of $3.7 million during April 2017.  Management continues to work with its insurance carrier to finalize the property and business interruption insurance claims related to the fire, and currently anticipates the hotel will re-open mid-year 2018.

Cash Flow / Capital Structure

•	Cash flow from operations was $34.8 million for the 2017 first quarter.
•	Capital expenditures for the quarter totaled $14.7 million, comprised of $7.4 million for GES and $7.2 million for Pursuit.
•

Return of capital totaled $2.0 million for the quarter (which represented quarterly dividends of $0.10 per share).  Viad had 440,540 shares remaining under its current repurchase authorization at March 31, 2017.

•	Debt payments (net) totaled $13.7 million for the quarter.
•	Cash and cash equivalents were $25.4 million, debt was $238.0 million and the debt-to-capital ratio was 38.6% at March 31, 2017.

Business Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Viad has provided the following forward-looking non-GAAP financial measures:  Adjusted Segment EBITDA, Adjusted Segment Operating Income and Income Before Other Items. The company does not provide reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are available to the company without unreasonable efforts. Specifically, recent acquisitions include preliminary recordings of the fair

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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values of the assets acquired and liabilities assumed as of the acquisition date; purchase price allocations are not yet finalized and are subject to change within the measurement period (up to one year from the acquisition date) as the assessment of property and equipment, intangible assets, and working capital are finalized. Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors. It is probable that the forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

2017 Full Year Guidance

•

Consolidated revenue is expected to increase by approximately 5% from 2016 full year revenue, driven primarily by incremental contributions from acquisitions completed during 2016 and continued growth in the underlying business, partially offset by unfavorable currency translation of approximately $23 million, negative show rotation of about $15 million and a $13 million reduction in revenue from package tours as the company completes the rationalization of that line of business in Canada.

•	Consolidated adjusted segment EBITDA is expected to be in the range of $144.5 million to $148.5 million, as compared to $130.2 million* in 2016.
•

Exchange rates are assumed to approximate $0.74 U.S. Dollars per Canadian Dollar and $1.23 U.S. Dollars per British Pound during 2017.  Exchange rate variances are expected to impact 2017 full year results as follows:

	Viad Total	GES	Pursuit
	$ in millions, except per share data
Revenue	$(23)	$(20)	$(3)
Adjusted Segment Operating Income	$(2.5)	$(1)	$(1.5)
Income per Share Before Other Items	$(0.08)

The outlook for Viad’s business units is as follows:

	GES	Pursuit
$ in millions
Revenue	Up mid-single digits (from $1,054.7 in 2016)	Up mid-single digits (from $153.4 in 2016)
Adjusted Segment EBITDA	$89 to $92 (vs. $80.4* in 2016)	$55 to $57 (vs. $49.8* in 2016)
Depreciation & Amortization	$36.5 to $38.5	$16.5 to $18.5
Adjusted Operating Income	$51.5 to $54.5 (vs. $50.8* in 2016)	$37.5 to $39.5 (vs. $36.9* in 2016)
Capital Expenditures	$28 to $30	$16 to $18

o

The GES acquisitions of ON Services (August 2016) and the Poken event visitor engagement technology (March 2017) are expected to provide incremental revenue of $47 million to $50 million, incremental adjusted segment EBITDA of $10.5 million to $12.5 million and incremental adjusted segment operating income of $3 million to $5 million.

o

GES show rotation is expected to have a net negative impact on full year revenue of about $15 million versus 2016.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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	Q1 Actual	Q2 Est.	Q3 Est.	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$55	$10	$(80)	$—	$(15)
o	GES U.S. base same-show revenue is expected to increase at a mid-single digit rate.
o

The Pursuit acquisitions of CATC (March 2016) and FlyOver Canada (December 2016) are expected to provide incremental revenue of $10 million to $12 million and incremental adjusted segment EBITDA of $2 million to $3.5 million. Combined, these acquisitions are expected to contribute adjusted segment operating income that is in line with 2016, which reflects an incremental first quarter seasonal operating loss of $2.3 million from CATC.

o	The Pursuit guidance ranges do not include any additional business interruption gains or capital expenditures related to the Mount Royal Hotel as the timing and amounts have not yet been determined.
o

Pursuit’s revenue is expected to be negatively impacted by approximately $13 million as the company completes the previously announced downsizing of the lower-margin package tours line of business, and by approximately $6 million due to the fire-related closure of the Mount Royal Hotel.  Timing of the hotel’s re-opening remains uncertain and this guidance assumes it will remain closed for the entirety of the year.  These declines are expected to be offset by growth across the rest of the Pursuit business, with particularly strong growth at the newly renovated Banff Gondola.

•	Corporate activities expense is expected to approximate $11 million, inclusive of acquisition transaction-related costs incurred during the first quarter.
•	The effective tax rate on income before other items is assumed to approximate 32%.

2017 Second Quarter Guidance

			2017 Guidance
	2016		Low End	High End		FX Impact(1)
	$ in millions, except per share data
Revenue:
GES	$285.4		$297	to	$307	$(10)
Pursuit	40.5		42	to	45	(1)
Adjusted Operating Income:
GES	$27.4	*	$24	to	$27	$(1)
Pursuit	7.4	*	6.5	to	8.0	(0.5)

Income per Share Before Other Items	$1.04	*	$0.88	to	$0.99	$(0.04)

(1)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.
•

GES second quarter revenue is expected to increase primarily as a result of an incremental $16 million to $18 million in revenue from the acquisitions of ON Services and the Poken event visitor engagement technology.

•	Pursuit second quarter revenue is expected to increase primarily as a result of the re-opening of the Banff Gondola (which was closed for renovations during a portion of the 2016 second quarter) and

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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an incremental $1.5 million to $2.5 million from the acquisition of FlyOver Canada, partially offset by the closure of the Mount Royal Hotel and lower revenue from package tours.
•

Adjusted segment operating income is expected to be impacted by additional depreciation and amortization expense of approximately $3 million at GES and approximately $1.5 million at Pursuit, primarily related to acquisitions.

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2017 results on Thursday, April 27, 2017 at 5:00 p.m. (ET). To join the live conference, call (877) 917-8933, passcode “Viad”, or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 860-4710 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through its two business groups: GES and Pursuit. GES is a global, full-service live events company offering a comprehensive range of services to the world’s leading brands and event organizers. Pursuit is a collection of iconic travel experiences in Alaska, Montana and Western Canada that showcase the best of Banff, Jasper, Waterton Lakes, Glacier, Denali and Kenai Fjords national parks. Viad is an S&P SmallCap 600 company. For more information, visit the company’s Web site at www.viad.com.

Contacts

Sajid Daudi or Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, the level of interest rates and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental,

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by Viad, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE – QUARTERLY RESULTS

(UNAUDITED)

	Three months ended March 31,
($ in thousands, except per share data)	2017	2016	$ Change	% Change
Revenue:
GES:
U.S.	$257,211	$183,737	$73,474	40.0%
International	63,899	54,081	9,818	18.2%
Intersegment eliminations	(3,239)	(1,682)	(1,557)	-92.6%
Total GES	317,871	236,136	81,735	34.6%
Pursuit	7,936	5,226	2,710	51.9%
Total revenue	$325,807	$241,362	$84,445	35.0%

Segment operating income (loss):
GES:
U.S.	$20,974	$862	$20,112	**
International	2,022	(569)	2,591	**
Total GES	22,996	293	22,703	**
Pursuit	(10,275)	(6,573)	(3,702)	-56.3%
Segment operating income (loss)	12,721	(6,280)	19,001	**
Corporate eliminations (Note A)	16	—	16	**
Corporate activities (Note B)	(2,610)	(1,911)	(699)	-36.6%
Restructuring charges (Note C)	(394)	(992)	598	60.3%
Impairment recoveries (Note D)	2,384	—	2,384	**
Net interest expense (Note E)	(2,047)	(1,228)	(819)	-66.7%
Income (loss) from continuing operations before income taxes	10,070	(10,411)	20,481	**
Income tax (expense) benefit (Note F)	(2,741)	3,452	(6,193)	**
Income (loss) from continuing operations	7,329	(6,959)	14,288	**
Loss from discontinued operations (Note G)	(816)	(186)	(630)	**
Net income (loss)	6,513	(7,145)	13,658	**
Net loss attributable to noncontrolling interest	264	162	102	63.0%
Net income (loss) attributable to Viad	$6,777	$(6,983)	$13,760	**

Amounts Attributable to Viad Common Stockholders:
Income (loss) from continuing operations	$7,593	$(6,797)	$14,390	**
Loss from discontinued operations (Note G)	(816)	(186)	(630)	**
Net income (loss)	$6,777	$(6,983)	$13,760	**

Diluted income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$0.37	$(0.34)	$0.71	**
Loss from discontinued operations attributable to Viad common shareholders	(0.04)	(0.01)	(0.03)	**
Net income (loss) attributable to Viad common shareholders	$0.33	$(0.35)	$0.68	**

Basic income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$0.37	$(0.34)	$0.71	**
Loss from discontinued operations attributable to Viad common shareholders	(0.04)	(0.01)	(0.03)	**
Net income (loss) attributable to Viad common shareholders (Note H)	$0.33	$(0.35)	$0.68	**

Common shares treated as outstanding for income (loss) per share calculations:
Weighted-average outstanding common shares	20,083	19,914	169	0.8%
Weighted-average outstanding and potentially dilutive common shares	20,346	19,914	432	2.2%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY RESULTS

(UNAUDITED)

(A)

Corporate Eliminations — The corporate eliminations recorded during the three months ended March 31, 2017 represent the elimination of depreciation expense recorded by Pursuit associated with previously eliminated intercompany profit realized by GES for renovations to Pursuit’s Banff Gondola.

(B)

Corporate Activities — The increase in corporate activities expense for the three months ended March 31, 2017 was primarily due to an increase in performance-based compensation expense and higher acquisition transaction-related costs in 2017.

(C)

Restructuring Charges — During the three months ended March 31, 2017 and 2016, Viad recorded restructuring charges primarily related to the elimination of positions and facility consolidations in GES, as well as the elimination of certain positions at Viad’s corporate office.

(D)

Impairment Recoveries — On December 29, 2016, the Mount Royal Hotel was damaged by a fire and has been closed until further notice.  In the 2016 fourth quarter, as a result of the fire, the Company recorded an asset impairment loss of $2.2 million and an offsetting impairment recovery (and related insurance receivable) as the losses related to the fire are covered by Viad’s property and business interruption insurance.  During the first quarter of 2017, the Company received $5.3 million in insurance proceeds as a partial settlement, of which $2.2 million was allocated to the insurance receivable, $2.4 million was recorded as an impairment recovery related to construction-in-progress costs incurred to re-open the hotel and $0.6 million was recorded as contra-expense to offset non-capitalizable costs incurred by the Company. After allocating the insurance proceeds to those losses, the remaining $0.1 million was recorded as a business interruption gain for the recovery of lost profits.

(E)

Net Interest Expense — The increase in net interest expense for the three months ended March 31, 2017 was primarily due to higher debt balances in 2017 resulting from acquisitions completed during the second half of 2016.

(F)

Income Taxes — Income taxes went from an income tax benefit at an effective rate of 33% for the three months ended March 31, 2016 to income tax expense at an effective rate of 27% for the three months ended March 31, 2017.  The decrease in the effective rate was primarily due to the adoption of new accounting guidance which requires the excess tax benefit on share-based compensation to be recorded to income tax expense rather than other comprehensive income.

(G)

Loss from Discontinued Operations – The increase in the loss from discontinued operations for the three months ended March 31, 2017 was primarily due to an increase in reserves to resolve certain environmental matters related to previously sold operations.

(H)	Income (Loss) per Common Share — Following is a reconciliation of net income (loss) attributable to Viad to net income (loss) allocated to Viad common shareholders:

	Three months ended March 31,
($ in thousands, except per share data)	2017	2016	$ Change	% Change
Net income (loss) attributable to Viad	$6,777	$(6,983)	$13,760	**
Less: Allocation to nonvested shares	(89)	—	(89)	**
Net income (loss) allocated to Viad common shareholders	$6,688	$(6,983)	$13,671	**

Weighted-average outstanding common shares	20,083	19,914	169	0.8%

Basic income (loss) per common share attributable to Viad common shareholders	$0.33	$(0.35)	$0.68	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of “Income/(Loss) Before Other Items”, “Adjusted EBITDA”, “Adjusted Segment EBITDA” and “Adjusted Segment Operating Income/(Loss)”, which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business.  Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended March 31,
($ in thousands)	2017	2016	$ Change	% Change
Income (loss) before other items:
Net income (loss) attributable to Viad	$6,777	$(6,983)	$13,760	**
Loss from discontinued operations attributable to Viad	816	186	630	**
Income (loss) from continuing operations attributable to Viad	7,593	(6,797)	14,390	**
Restructuring charges, pre-tax	394	992	(598)	-60.3%
Impairment recoveries, pre-tax	(2,384)	—	(2,384)	**
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	866	216	650	**
Tax benefit (expense) on above items	248	(422)	670	**
Income (loss) before other items	$6,717	$(6,011)	$12,728	**

(per diluted share)
Income (loss) before other items:
Net income (loss) attributable to Viad	$0.33	$(0.35)	$0.68	**
Loss from discontinued operations attributable to Viad	0.04	0.01	0.03	**
Income (loss) from continuing operations attributable to Viad	0.37	(0.34)	0.71	**
Restructuring charges, pre-tax	0.02	0.05	(0.03)	-60.0%
Impairment recoveries, pre-tax	(0.12)	—	(0.12)	**
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	0.04	0.01	0.03	**
Tax benefit (expense) on above items	0.02	(0.02)	0.04	**
Income (loss) before other items	$0.33	$(0.30)	$0.63	**

($ in thousands)
Adjusted EBITDA:
Net income (loss) attributable to Viad	$6,777	$(6,983)	$13,760	**
Loss from discontinued operations attributable to Viad	816	186	630	**
Impairment recoveries, pre-tax	(2,384)	—	(2,384)	**
Interest expense	2,105	1,284	821	63.9%
Income tax expense (benefit)	2,741	(3,452)	6,193	**
Depreciation and amortization	12,144	8,370	3,774	45.1%
Other noncontrolling interest	83	1	82	**
Adjusted EBITDA	$22,282	$(594)	$22,876	**

** Change is greater than +/- 100 percent

(A)	Acquisition-related costs and other non-recurring expenses include:
	Three months ended March 31,
	2017	2016	$ Change	% Change
Acquisition integration costs - GES[1]	$125	$—	$125	**
Acquisition integration costs - Pursuit[1]	88	46	42	91.3%
Acquisition transaction-related costs - Pursuit[1]	188	—	188	**
Acquisition transaction-related costs - Corporate[2]	465	170	295	**
Acquisition-related and other non-recurring expenses, pre-tax	$866	$216	$650	**

1 Included in segment operating income (loss)

2 Included in corporate activities

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or “FX Impact”) is calculated as the difference between current period activity translated at the current period’s exchange rates and the comparable prior period’s exchange rates.  Management believes that the presentation of “organic” results permits investors to better understand Viad’s performance without the effects of exchange rate variances or acquisitions.

	Three months ended March 31, 2017				Three months ended March 31, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
Viad Consolidated:
Revenue	$325,807	$19,026	$(4,914)	$311,695	$241,362	$1,858	$239,504

Net income (loss) attributable to Viad	$6,777				$(6,983)
Net loss attributable to noncontrolling interest	(264)				(162)
Loss from discontinued operations	816				186
Income tax expense (benefit)	2,741				(3,452)
Net interest expense	2,047				1,228
Impairment recoveries	(2,384)				—
Restructuring charges	394				992
Corporate activities expense	2,610				1,911
Corporate eliminations	(16)				—
Segment operating income (loss)	$12,721	$(3,656)	$(112)	$16,489	$(6,280)	$(730)	$(5,550)
Integration costs	213	213	—	—	46	41	5
Acquisition transaction-related costs	653	—	(2)	655	—	—	—
Adjusted segment operating income (loss)	13,587	(3,443)	(114)	17,144	(6,234)	(689)	(5,545)
Segment depreciation	9,036	2,172	(120)	6,984	6,659	259	6,400
Segment amortization	3,059	1,729	(58)	1,388	1,660	—	1,660
Adjusted Segment EBITDA	$25,682	$458	$(292)	$25,516	$2,085	$(430)	$2,515

Adjusted segment operating margin	4.2%	-18.1%	2.3%	5.5%	-2.6%	-37.1%	-2.3%
Adjusted segment EBITDA margin	7.9%	2.4%	5.9%	8.2%	0.9%	-23.1%	1.1%

GES:
Revenue	$317,871	$17,488	$(5,060)	$305,443	$236,136	$1,813	$234,323

Segment operating income (loss)	$22,996	$(492)	$23	$23,465	$293	$(93)	$386
Integration costs	125	125	—	—	—	—	—
Adjusted segment operating income (loss)	23,121	(367)	23	23,465	293	(93)	386
Depreciation	6,285	1,200	(151)	5,236	4,982	16	4,966
Amortization	2,787	1,487	(59)	1,359	1,611	—	1,611
Adjusted Segment EBITDA	$32,193	$2,320	$(187)	$30,060	$6,886	$(77)	$6,963

Adjusted segment operating margin	7.3%	-2.1%	-0.5%	7.7%	0.1%	-5.1%	0.2%
Adjusted segment EBITDA margin	10.1%	13.3%	3.7%	9.8%	2.9%	-4.2%	3.0%

GES U.S.:
Revenue	$257,211	$17,418	$—	$239,793	$183,737	$1,813	$181,924

Segment operating income (loss)	$20,974	$(463)	$—	$21,437	$862	$(93)	$955
Integration costs	125	125	—	—	—	—	—
Adjusted segment operating income (loss)	21,099	(338)	—	21,437	862	(93)	955
Depreciation	4,752	1,200	—	3,552	3,503	16	3,487
Amortization	2,371	1,487	—	884	958	—	958
Adjusted Segment EBITDA	$28,222	$2,349	$—	$25,873	$5,323	$(77)	$5,400

Adjusted segment operating margin	8.2%	-1.9%		8.9%	0.5%	-5.1%	0.5%
Adjusted segment EBITDA margin	11.0%	13.5%		10.8%	2.9%	-4.2%	3.0%
(A)

Acquisitions include ON Services (acquired August 2016) for GES U.S., Poken (acquired March 2017) for GES International, and CATC (acquired (March 2016) and FlyOver Canada (acquired December 2016) for Pursuit. To maximize synergies, GES’ existing in-house audio-visual services team was merged into ON Services.  Accordingly, the amounts shown above for GES U.S. acquisitions include results from the existing in-house audio-visual services team.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Three months ended March 31, 2017				Three months ended March 31, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
GES International:
Revenue	$63,899	$70	$(5,060)	$68,889	$54,081	$—	$54,081

Segment operating income (loss)	$2,022	$(29)	$23	$2,028	$(569)	$—	$(569)
Adjusted segment operating income (loss)	2,022	(29)	23	2,028	(569)	—	(569)
Depreciation	1,533	—	(151)	1,684	1,479	—	1,479
Amortization	416	—	(59)	475	653	—	653
Adjusted Segment EBITDA	$3,971	$(29)	$(187)	$4,187	$1,563	$—	$1,563

Adjusted segment operating margin	3.2%	-41.4%	-0.5%	2.9%	-1.1%		-1.1%
Adjusted segment EBITDA margin	6.2%	-41.4%	3.7%	6.1%	2.9%		2.9%

Pursuit:
Revenue	$7,936	$1,538	$146	$6,252	$5,226	$45	$5,181

Segment operating loss	$(10,275)	$(3,164)	$(135)	$(6,976)	$(6,573)	$(637)	$(5,936)
Integration costs	88	88	—	—	46	41	5
Acquisition transaction-related costs	188	—	(2)	190	—	—	—
Adjusted segment operating loss	(9,999)	(3,076)	(137)	(6,786)	(6,527)	(596)	(5,931)
Depreciation	2,751	972	31	1,748	1,677	243	1,434
Amortization	272	242	1	29	49	—	49
Adjusted Segment EBITDA	$(6,976)	$(1,862)	$(105)	$(5,009)	$(4,801)	$(353)	$(4,448)

Adjusted segment operating margin	**	**	-93.8%	**	**	**	**
Adjusted segment EBITDA margin	-87.9%	**	-71.9%	-80.1%	-91.9%	**	-85.9%

(A)

Acquisitions include ON Services (acquired August 2016) for GES U.S., Poken (acquired March 2017) for GES International, and CATC (acquired March 2016) and FlyOver Canada (acquired December 2016) for Pursuit. To maximize synergies, GES’ existing in-house audio-visual services team was merged into ON Services.  Accordingly, the amounts shown above for GES U.S. acquisitions include results from the existing in-house audio-visual services team.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

ADDITIONAL NON-GAAP FINANCIAL MEASURES

(per diluted share)	2016
Income (loss) before other items:	Q1	Q2	Q3	Q4	Full Year
Net income (loss) attributable to Viad	$(0.35)	$0.96	$1.67	$(0.20)	$2.09
(Income) loss from discontinued operations attributable to Viad	0.01	0.02	0.01	(0.01)	0.03
Income (loss) from continuing operations attributable to Viad	(0.34)	0.98	1.68	(0.21)	2.12
Restructuring charges, pre-tax	0.05	0.05	0.08	0.07	0.26
Impairment charges, pre-tax	—	—	0.01	—	0.01
Acquisition-related costs and other non-recurring expenses, pre-tax	0.01	0.04	—	0.06	0.12
Tax benefit on above items	(0.02)	(0.03)	(0.03)	(0.03)	(0.13)
Income (loss) before other items	$(0.30)	$1.04	$1.74	$(0.11)	$2.38

	Q2 2016			FY 2016
Adjusted segment operating income and adjusted segment EBITDA:	GES	Pursuit	Viad	GES	Pursuit	Viad
Net income attributable to Viad			$19,509			$42,269
Net income (loss) attributable to noncontrolling interest			(65)			526
Loss from discontinued operations			364			684
Income tax expense			9,226			21,250
Net interest expense			1,298			4,733
Impairment charges, pre-tax			—			218
Restructuring charges, pre-tax			975			5,183
Corporate activities expense			2,707			10,322
Corporate eliminations			422			743
Segment operating income	$27,378	$7,058	$34,436	$50,223	$35,705	$85,928
Fire-related business interruption matters	—	—	—	—	100	100
Integration costs	—	366	366	577	530	1,107
Acquisition transaction-related costs	—	—	—	—	528	528
Adjusted segment operating income	27,378	7,424	34,802	50,800	36,863	87,663
Segment depreciation	4,896	3,414	8,310	21,293	12,062	33,355
Segment amortization	1,512	307	1,819	8,272	905	9,177
Adjusted segment EBITDA	$33,786	$11,145	$44,931	$80,365	$49,830	$130,195